EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, $0.0001 par value per share, of QUORUM HEALTH CORPORATION and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Date: April 26, 2019

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Jennifer G. Lee
Name:	Jennifer G. Lee
Title:	Attorney-in-fact

GOLDMAN SACHS & CO. LLC

By:	/s/ Jennifer G. Lee
Name:	Jennifer G. Lee
Title:	Attorney-in-fact